CALCULATION OF REGISTRATION FEE

Maximum
	Amount	Aggregate	Amount Of
Title Of Each Class	To Be	Offering	Registration
Of Securities To Be Registered	Registered	Price(1)	Fee(2)
Common Stock, par value $2.50 per share (and Warrants to purchase such shares)	40,000,000	$178,200,000	$12,705.66

(1)	Calculated in accordance with Rule 457(c) of the Securities Act of 1933.

(2)	In accordance with Rules 456(b) and 457(r) promulgated under the Securities Act of 1933, the Registrant deferred payment of the registration fee for Registration Statement No. 333- 160889, as amended.

PROSPECTUS SUPPLEMENT	Registration Statement No. 333-160889
(To Prospectus Dated January 28, 2010)	Dated January 28, 2010 Rule 424(b)(3)
Warrants to Purchase Shares of Common Stock
and
40,000,000 Shares of Common Stock Underlying the Warrants
Eastman Kodak Company

          In September 2009, Eastman Kodak Company issued warrants to purchase 40 million shares of its common stock in a private placement pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus supplement may be used by the selling securityholders to resell their warrants and the common stock issuable upon exercise of the warrants, which we refer to, collectively, as the securities. We will not receive any proceeds from the sale of the securities.
          The warrants are exercisable at any time after the date of issuance at a per share exercise price of $5.50. The warrants expire on September 29, 2017. A holder of a warrant may pay the exercise price of the warrants in cash or by cashless exercise. The exercise price and number of shares of common stock underlying the warrants are subject to customary adjustments upon the occurrence of certain events. In addition, if a holder exercises a warrant in connection with a make whole adjustment event involving us, the exercise price of the warrants will be decreased.
          Our common stock is listed on the New York Stock Exchange under the symbol “EK.” The last reported sale price of our common stock on the New York Stock Exchange on January 27, 2010 was $4.75 per share.

          Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 and in our Current Report on Form 8-K filed with the SEC on September 16, 2009.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
          The date of this prospectus supplement is January 28, 2010.

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About This Prospectus Supplement
          This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which contains more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in this prospectus supplement and the accompanying prospectus under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
          If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation by Reference.”
          You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein or in the accompanying prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.
          You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations, and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the selling securityholders, to subscribe for and purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.
          Unless the context otherwise indicates, the terms “Kodak,” “Company,” “we,” “us,” and “our” as used in this prospectus supplement refer to Eastman Kodak Company and not to its subsidiaries or the selling securityholders.

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Forward-Looking Statements
Certain statements in this prospectus supplement and the documents we incorporate by reference may be forward-looking in nature, or “forward-looking statements” as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to our expectations regarding the following are forward-looking statements: revenue; revenue growth; earnings; cash generation; increased demand for our products, including commercial printing products, digital cameras and devices; new product introductions; potential revenue, cash and earnings from intellectual property licensing; liquidity and benefits costs.
Actual results may differ from those expressed or implied in forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks, uncertainties, assumptions and factors specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, September 30, 2009 and the 8-K filed on September 16, 2009 under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Cautionary Statement Pursuant to Safe Harbor Provisions the Private Litigation Reform Act of 1995” and in other filings we make with the SEC from time to time. We caution readers to carefully consider such factors. Many of these factors are beyond our control. In addition, any forward-looking statements represent our estimates only as of the date they are made, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
Any forward-looking statements in this report should be evaluated in light of the factors and uncertainties referenced above and should not be unduly relied upon.

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SUMMARY
          This summary highlights some basic information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read the entire prospectus supplement and the accompanying prospectus before making an investment decision. You should pay special attention to the “Risk Factors” section beginning on page S-3 of this prospectus supplement to determine whether an investment in the securities is appropriate for you.
Overview
          We are the world’s foremost imaging innovator, providing imaging technology products and services to the photographic and graphic communications markets. We are a leading provider of digital photography and printing products and services for consumer markets, such as digital still cameras, retail systems solutions, online imaging and digital picture frames. In addition, we serve a variety of customers in the creative, in-plant, data center, commercial printing, packaging, newspaper, and digital service bureau market segments with a range of software, media, and hardware products that provide customers with a variety of solutions for prepress equipment, workflow software, digital and traditional printing, document scanning, and multi-vendor services. Our business also includes traditional photographic products and services, including paper, film and chemistry used for consumer, professional and industrial imaging applications and those products and services used in the creation of motion pictures. We manufacture and market films such as motion picture, consumer, professional, industrial and aerial and one-time-use cameras. We also provide maintenance and professional services for Kodak and other manufacturers’ products, as well as providing imaging services to customers.
          Kodak was founded by George Eastman in 1880 and incorporated in 1901 in the State of New Jersey. Our principal executive offices are located at 343 State Street, Rochester, New York 14650 and our telephone number is (585) 724-4000. Our website is www.kodak.com. We do not incorporate the information on our website into this prospectus supplement or the accompanying prospectus.
          You can obtain additional information regarding our business by reading our Annual Report on Form 10-K for the year ended December 31, 2008 and the other reports we file with the SEC. See “Where You Can Find More Information” and “Incorporation by Reference.”

The Offering

Securities Offered	Warrants to purchase up to 40,000,000 shares of common stock, par value $2.50 per share.

This prospectus supplement also refers to the offering of the shares of common stock issuable upon exercise of the warrants (the “warrant shares”)

References to the “securities” refer to the warrants and warrant shares, collectively.

Warrants	The warrants are exercisable at any time on or before 5:00 p.m. New York City time on September 29, 2017, at an exercise price of $5.50 per share of common stock.

The exercise price and number of shares of common stock underlying the warrants are subject to customary adjustments upon the occurrence of certain events. In addition, if a holder exercises a warrant in connection with a make whole adjustment event involving us, the exercise price of the warrants will be decreased.

There is no established public trading market for the warrants offered hereby, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

Proceeds from this Offering	We will not receive any proceeds from the offering of the securities.

Dividend Policy	We currently expect to retain future earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. The terms of our debt instruments place restrictions on our ability to pay dividends except for stock dividends.

Risk Factors	Investing in our warrants and common stock involves substantial risks. Before investing in the securities offered hereby, you should carefully read and consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-3 and in the documents incorporated by reference herein and in the accompanying prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2008 and Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on September 16, 2009.

New York Stock Exchange Symbol for Our Common Stock	EK

RISK FACTORS
          An investment in our equity securities involves a high degree of risk. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. In that event, the price of the warrants and shares of common stock underlying the warrants could decline due to any of these risks, and you may lose all or part of your investment in the warrants and warrant shares, as applicable. In addition, the risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. You should also review the sections of this prospectus supplement and the accompanying prospectus entitled “Forward-Looking Statements.” Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.
Risks Related to Our Business
          Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.
Risks Relating to Our Common Stock, Other Equity Securities and the Offering
     The market price of our common stock has been volatile. This volatility may affect the price at which you could sell your shares of our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.
          The market price of our common stock may fluctuate substantially due to a variety of factors, many of which are beyond our control, including:
•	our operating results failing to meet the expectations of securities analysts or investors;

•	changes in financial estimates or recommendations by securities analysts;

•	material announcements by us or our competitors;

•	general and industry-specific economic conditions;

•	announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	public sales of a substantial number of shares of our common stock; and

•	general market conditions.
          This volatility may affect the price at which you could sell the common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in to this prospectus supplement and the accompanying prospectus.
          In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of December 31, 2009, we had outstanding approximately 269 million shares of our common stock, options to purchase approximately 24 million shares of our common stock (of which approximately 20 million were exercisable as of that date), 688,515 performance stock units and 7,487,544 restricted stock units. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.
     Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws make it difficult for shareholders to change the composition of our board of directors and may discourage takeover attempts that some of our shareholders might consider beneficial.
          Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws of may have the effect of delaying or preventing changes in control if our board of directors determines that such changes in control are not in our and our shareholders’ best interests. These provisions are not intended to prevent a takeover, but are intended to protect and maximize the value of our shareholders’ interests. While these provisions have the effect of encouraging persons seeking to acquire control of our company to negotiate with our board of directors, they could enable our board of directors to prevent a transaction that some, or a majority, of our shareholders might believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors. In addition, under the New Jersey Shareholders Protection Act, subject to certain exceptions, shareholders owning 10% or more of the voting power of some New Jersey corporations, including us, are prohibited from engaging in mergers or other business combination transactions with the corporation for a period of five years, or longer in some circumstances, after the shareholder first acquired at least 10% of the voting power.
     Warrant holders will not be entitled to any of the rights of common shareholders, but will be subject to all changes made with respect thereto.
          If you hold warrants, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have rights with respect to our common stock only if you receive our common stock upon exercise of the warrants and only as of the date when you become a record owner of the shares of our common stock upon such exercise. For example, if an amendment is proposed to our charter or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the date you are deemed to be the owner of the shares of our common stock due upon exercise of your warrants, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.
     The exercise price for warrants may not be adjusted for all dilutive events.
          The exercise price of the warrants is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends, distributions or “spin-offs” of equity interests in subsidiaries, and certain issuer tender or exchange offers as described under the section of this prospectus supplement captioned “Description of the Warrants—Adjustments.” Such exercise price will not be adjusted, however, for other events, such as a third-party tender or exchange offer, that may adversely affect the trading price of the warrants or our common stock. In addition, an event that adversely affects the value of the warrants may occur, and that event may not result in an adjustment to such exercise price.
     The adjustment to the exercise price for warrants exercised in connection with a make whole adjustment event may not adequately compensate you for any lost value of your warrants as a result of such transaction.
          If a specified corporate event or transaction constituting a make whole adjustment event, as described under “Description of Warrants—Adjustments,” occurs, under certain circumstances we will decrease the exercise price for warrants exercised in connection with such make whole adjustment event. The decrease in the exercise price will be determined based on the date on which the make whole adjustment event occurs or becomes effective and the price paid per share of our common stock in such make whole adjustment event, as described under “Description of Warrants—Adjustments.” The adjustment to the exercise price for warrants exercised in connection with a make whole adjustment event may not adequately compensate you for any lost value of your warrants as a result of such make whole adjustment event. In addition, if the stock price for such make whole adjustment event (determined as described under “Description of Warrants—Adjustments”) is greater than $20.00 per share, or if such price is less than $2.50 per share (each such price being subject to adjustment), no adjustment will be made to the exercise price.
     Your ability to transfer the warrants may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the warrants.
          There is no established public market for the warrants. We do not intend to apply for listing of the warrants on any securities exchange or arrange for the warrants to be quoted on any quotation system. The liquidity of any market for the warrants will depend upon the number of holders of the warrants, our performance, the market for our common stock, the market for similar securities, the interest of securities dealers in making a market in the warrants and other factors. It is unlikely that a liquid trading market for the warrants will develop. If an active market does not develop or is not maintained, the price and liquidity of the warrants may be adversely affected.

USE OF PROCEEDS
          We will not receive any of the proceeds from the sale of warrants or shares of common stock issuable upon exercise of the warrants. All proceeds will be for the account of the selling securityholders, as described in the section of this prospectus supplement captioned “Selling Securityholders.”

SELLING SECURITYHOLDERS
          We originally issued the warrants in a private placement exempt from the registration requirements of the Securities Act in September 2009. Selling securityholders may from time to time offer and sell the warrants and shares issued upon exercise of the warrants pursuant to this prospectus supplement.
          The following table contains information as of December 31, 2009 with respect to the selling securityholders and the number of warrants and shares underlying warrants (or the shares issued upon exercise of the warrants) beneficially owned by each selling securityholder that may be offered using this prospectus supplement.

	Shares of Common
	Stock Underlying	Shares of Common	Shares of Common
	Warrants Beneficially	Stock Underlying	Stock Beneficially	Shares of Common
	Owned Prior to this	Warrants Beneficially	Owned Prior	Stock Beneficially
	Offering and that may	Owned After	to the Offering(3)/Warrant Shares	Owned After the
Name of Selling Securityholder(1)	be Offered Hereby	the Offering(2)	that may be Offered Hereby	Offering(2)

8 North America Investor (Cayman) Limited(4)	2,008,472	—	2,008,472	—
OPERF Co-Investment LLC(4)	694,444	—	694,444	—
KKR Jet Stream LLC(4)	37,297,084	—	37,297,084	—

Total	40,000,000	—	40,000,000	—

(1)	Information about other selling securityholders, except for any future transferees, pledgees, donees or successors of selling securityholders named in the table above, will be set forth in an amendment or supplement to the registration statement to which this prospectus supplement relates, if required. For the purposes of this table, we have assumed that any other holders of securities, or any future transferees, pledgees, donees or successors of or from any such other holders of securities, do not beneficially own any common stock other than the common stock issuable upon exercise of the warrants at the initial exercise price.

(2)	We assume that all of the warrants and warrant shares offered pursuant to this prospectus are sold. Assuming that all of the warrants and warrant shares listed above are sold, none of the selling securityholders listed above will own 1% or more of any of our outstanding warrants or shares of common stock.

(3)	Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(4)	On September 16, 2009, we entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with KKR Jet Stream (Cayman) Limited (“Jet Stream Cayman”) and Kohlberg Kravis & Roberts & Co. L.P. (“KKR”) (with respect to specified provisions) to sell senior secured notes due 2017 (“notes”) and warrants (the “KKR Transaction”). On September 29, 2009, Jet Stream Cayman entered into an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) with 8 North America Investor (Cayman) Limited (“8NAI”), OPERF Co-Investment LLC (“OPERF”) and KKR Jet Stream LLC (“Jet Stream”), whereby Jet Stream Cayman assigned (a) to Jet Stream, which assumed, the right and obligation to purchase warrants exercisable for 37,297,084 shares of common stock, (b) to 8NAI, which assumed, the right and obligation to purchase $15,064,000 aggregate principal amount of notes and warrants exercisable for 2,008,472 shares of common stock and (c) to OPERF, which assumed, the right and obligation to purchase $5,208,000 aggregate principal amount of notes and warrants exercisable for 694,444 shares of common stock. Jet Stream Cayman retained the right and obligation to purchase $279,728,000 aggregate principal amount of notes. On September 29, 2009, the KKR Transaction was completed and we issued to Jet Stream Cayman, 8NAI, OPERF and Jet Stream $300 million aggregate principal amount of the notes and warrants to purchase an aggregate of 40 million shares of our common stock in accordance with the terms of the Purchase Agreement and the Assignment and Assumption Agreement.

Under the terms of the Purchase Agreement, for so long as KKR and certain related parties (including Jet Stream, 8NAI and OPERF) beneficially own at least 50% of the common stock issued or issuable upon exercise of the warrants purchased pursuant to the Purchase Agreement, KKR will be entitled to nominate two directors to our board of directors. If KKR and these related parties beneficially own less than 50% but at least 25% of the common stock issued or issuable upon exercise of the warrants purchased pursuant to the Purchase Agreement, KKR will be entitled to nominate one director to our board of directors. The

Purchase Agreement further provides that one of KKR’s nominees will also have the right to be appointed by our board of directors to sit on each regular committee of the board, subject to such nominee satisfying applicable legal, regulatory and stock exchange requirements. In September 2009, our board of directors, contingent upon and effective concurrent with the closing of the KKR Transaction, elected Adam Clammer and Herald Chen to the board. Furthermore, Mr. Clammer was appointed to the finance committee of our board of directors and Mr. Chen was appointed to the executive compensation and development and corporate responsibility and governance committees of our board of directors.

DESCRIPTION OF CAPITAL STOCK
          Our amended and restated certificate of incorporation authorizes us to issue 950,000,000 shares of common stock, $2.50 par value, and 100,000,000 shares of preferred stock, $10.00 par value.
Common Stock
          As of December 31, 2009, there were 268,631,867 shares of our common stock issued and outstanding. Each share of our common stock ranks equally with all other shares of our common stock with respect to dividends. Dividends may be declared by our board of directors and paid by us at such times as the board of directors determines, all pursuant to the provisions of the New Jersey Business Corporation Act. Each holder of our common stock is entitled to one vote per share. Our common stock does not have cumulative voting rights. Holders of our common stock are entitled to vote on all matters requiring shareholder approval under New Jersey law and our amended and restated certificate of incorporation and amended and restated bylaws, and to elect the members of the board of directors. Holders of our common stock are entitled to receive all assets that remain after payment to creditors and holders of preferred stock. Holders of our common stock are not entitled to preemptive rights. There are no provisions for redemption, conversion rights, sinking funds, or liability for further calls or assessments by us with respect to our common stock.
Preferred Stock
          Our amended and restated certificate of incorporation authorizes us to issue up to 100,000,000 shares of preferred stock, par value $10.00 per share. The undesignated shares of preferred stock will have rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by our board of directors upon issuance of the preferred stock. Our right to issue shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the shareholders.
Options and Warrants
          As of December 31, 2009, 31,696,158 shares of our common stock were reserved for issuance upon exercise of outstanding performance stock units and restricted stock units and options to purchase shares of our common stock and 14,700,000 shares of our common stock remain available for future issuance pursuant to our equity compensation plans. Conversion of any or all of these options into shares of our common stock will result in dilution to other holders of our common stock.
          See the section of this prospectus supplement captioned, “Description of Warrants” for more information about the warrants covered by this prospectus supplement.
Anti Takeover Provisions
          Certain provisions of New Jersey law and our amended and restated certificate of incorporation and bylaws could make the acquisition of us by means of a tender offer, or the acquisition of control of us by means of a proxy contest or otherwise more difficult. These provisions, summarized below, are intended to discourage certain types of takeover practices and takeover bids, and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors.
New Jersey Shareholders Protection Act
          Under the New Jersey Shareholders Protection Act, subject to certain exceptions, shareholders owning 10% or more of the voting power of some New Jersey corporations, including us, are prohibited from engaging in mergers or other business combination transactions with the corporation for a period of five years, or longer in some circumstances, after the shareholder first acquired at least 10% of the voting power. The existence of this provision may have an anti-

takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by shareholders.
Other Provisions in our Amended and Restated Certificate of Incorporation and Bylaws
          Our amended and restated certificate of incorporation and amended and restated bylaws provide other mechanisms that may help to delay, defer or prevent a change in control. For example, our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Cumulative voting provides for a minority shareholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority shareholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock that such shareholder holds than if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority shareholder to gain a seat on our board of directors to influence the board of directors’ decision regarding a takeover.
          Under our amended and restated certificate of incorporation, 100,000,000 shares of preferred stock remain undesignated. The authorization of undesignated preferred stock makes it possible for the board of directors, without shareholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us.
          Our amended and restated bylaws contain advance notice procedures that apply to shareholder proposals and the nomination of candidates for election as directors by shareholders other than nominations made pursuant to the notice given by us with respect to such meetings or nominations made by or at the direction of the board of directors.
          These and other provisions may have the effect of deferring takeovers or delaying changes in control or management of us.
Transfer Agent and Registrar
          Our transfer agent and registrar for common stock is Computershare Investor Services LLC.

DESCRIPTION OF WARRANTS
          The warrants were issued under a note and warrant purchase agreement (the “purchase agreement”), dated as of September 16, 2009, by and between us, as issuer, and KKR Jet Stream (Cayman) Limited (an affiliate of Kohlberg Kravis Roberts & Co. L.P., “KKR”). The warrants and the shares of our common stock issuable upon exercise of the warrants are covered by a registration rights agreement described in the section of this prospectus supplement captioned “Registration Rights.” Copies of the form of warrant, purchase agreement and the registration rights agreement have been incorporated by reference into the registration statement to which this prospectus supplement relates.
          The following description is a summary of the material provisions of the warrants and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the warrants, including the definitions of certain terms used in such instruments. Wherever particular provisions or defined terms of the warrants are referred to, these provisions or defined terms are incorporated in this prospectus by reference.
          As used in this “Description of Warrants” section, references to “Kodak,” “we,” “our” or “us” refer solely to Eastman Kodak Company and not to our subsidiaries or the selling securityholders.
Term and Exercisability
          The warrants are exercisable at any time on or before 5:00 p.m., New York City time (the “close of business”), on the September 29, 2017 (or, if such date is not a business day, the next business day). The warrants will be exercisable, at the option of each holder, in whole or in part, but for not less than 1,000,000 shares of common stock underlying a warrant by surrendering the warrant to us, together with a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below); provided that a holder may not elect to exercise a warrant for cash unless there is available a registration statement to cover such exercise or an exemption from such registration requirement and the holder makes certain representations and warranties contained in the purchase agreement.
Cashless Exercise
          The warrants are exercisable on a cashless basis, at the option of each holder, in whole or in part, but for not less than 1,000,000 shares of common stock underlying a warrant, by surrendering the warrant to us, together with a duly executed exercise notice, by canceling a portion of the warrant in payment of the purchase price payable in respect of the number of shares of our common stock purchased upon such exercise.
Exercise Price
          The exercise price per share of common stock underlying the warrants is $5.50. The exercise price is subject to adjustment as described below under “—Adjustments.”
Adjustments
     Exercise Price Adjustments
          The exercise price will be adjusted as described below, except that we will not make any adjustments to the exercise price if holders of the warrants participate, as a result of holding the warrants, in any of the transactions described below without having to exercise the warrants.
          (1) If we: (a) pay a dividend or make a distribution payable exclusively in shares of common stock on all or substantially all shares of our common stock; (b) subdivide the outstanding shares of common stock into a greater number of shares; or (c) combine the outstanding shares of common stock into a smaller number of shares; then the exercise price will be decreased (or increased with respect to an event in clause (c)) based on the following formula:

where,

R’ =	the exercise price in effect immediately after 9:00 am New York City time (the “open of business”) on the record date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination, as the case may be;

R =	the exercise price in effect immediately prior to the open of business on the record date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination, as the case may be;

OS’=	the number of shares of common stock outstanding immediately prior to the open of business on the record date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination, as the case may be; and

OS =	the number of shares of common stock outstanding immediately after the open of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination, as the case may be.
          Such adjustment shall become effective immediately after the open of business on the record date for such dividend or distribution, or the effective date for such subdivision or combination, as the case may be. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, or the outstanding shares of common stock are not split or combined, as the case may be, the exercise price shall be immediately readjusted, effective as of the date our board of directors or a duly appointed committee thereof (the “board of directors”) determines not to pay such dividend or distribution, or split or combine the outstanding shares of common stock, as the case may be, to the exercise price that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.
          (2) If we distribute any rights, options or warrants (other than pursuant to a shareholders’ rights plan (defined below)) to all or substantially all holders of our common stock entitling them to purchase (for a period not more than 45 days from the record date for such distribution) shares of common stock at a price per share less than the average of the closing sale prices of the common stock for the 10 consecutive trading day period ending on, and including the trading day immediately preceding the record date for such distribution, the exercise price shall be decreased in accordance with the formula:
where:

R’ =	the exercise price in effect immediately after the open of business on the record date for such distribution;

R =	the exercise price in effect immediately prior to the open of business on the record date for such distribution;

O =	the number of shares of common stock outstanding immediately prior to the open of business on the record date for such distribution;

N =	the number of additional shares of common stock issuable pursuant to such rights, options or warrants;

P =	the per-share offering price payable to exercise such rights, options or warrants for the additional shares plus the per-share consideration (if any) we receive for such rights, options or warrants; and

M =	the average of the closing sale prices of the common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the record date with respect to the distribution.
          Such adjustment shall be successively made whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the record date for such distribution. To the extent that shares of the common stock are not delivered after the expiration of such rights, options or warrants, the exercise price shall be increased to the exercise price that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the exercise price shall be increased promptly to be the exercise price that would then be in effect if such record date for such distribution had not been fixed.
          For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase common stock at less than the average of the closing sale prices of common stock for each trading day in the applicable 10 consecutive trading day period, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined by the board of directors.
          “Market disruption event” means the occurrence or existence on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such scheduled trading day.
          “Scheduled trading day” means any day that is scheduled by the applicable exchange to be a trading day, provided that if our common Stock is not listed or traded, then a “scheduled trading day” shall have the same meaning as business day.
          “Trading day” means a day on which (i) there is no market disruption event and (ii) trading in our securities generally occurs on the New York Stock Exchange, or if shares of our common stock are not listed on the New York Stock Exchange, then as reported by the NASDAQ Stock Market or the principal other national or regional securities exchange on which our shares of common stock are then traded, or if our common stock is not listed or approved for trading on the NASDAQ Stock Market or another national or regional securities exchange, on the principal market on which our shares of common stock are then traded, provided that if our common stock is not so listed or traded, then a “trading day” shall have the same meaning as business day.
          (3) If we distribute to all or substantially all holders of our common stock any of its debt or other assets or property (including cash, rights, options or warrants to acquire capital stock of our company or other securities, but excluding: (a) dividends or distributions (including subdivisions) referred to in clause (1) and distributions of rights, warrants or options referred to in clause (2); (b) rights issued to all holders of our common stock pursuant to a shareholders’ rights plan, where such rights are not presently exercisable, continue to trade with common stock and holders will receive such rights together with common stock upon exercise of a warrant); (c) dividends or other distributions paid exclusively in cash (to which clause (4) shall apply); and (d) any spin-off to which the provisions set forth below in this clause (3) shall apply) (“distributed property”), the exercise price shall be decreased, in accordance with the formula:
where:

R’ =	the exercise price in effect immediately after the open of business on the record date for such distribution;

R =	the exercise price in effect immediately prior to the open of business on the record date for such distribution;

M =	the average of the closing sale prices of common stock for the 10 consecutive trading day period ending on, and including, the record date for such distribution; and

F =	the fair market value, as determined by the board of directors, of the portion of the distributed property to be distributed in respect of each share of our common stock immediately as of the open of business on the record date for such distribution.
          Such adjustment shall become effective immediately prior to the open of business on the record date for such distribution. Notwithstanding the foregoing, if “F” as set forth above is equal to or greater than “M” as set forth above, in lieu of the foregoing adjustment, each warrant holder shall receive, at the same time and up on the same terms as holders of common stock, the amount and kind of distributed property such warrant holder would have received had such warrant holder owned a number of shares of our common stock issued upon such exercise immediately prior to the record date for such distribution. If such distribution is not so paid or made, the exercise price shall again be adjusted to be the exercise price that would then be in effect if such dividend or distribution had not been declared. If the board of directors or a committee thereof determines “F” for purposes of this clause (3) by reference to the actual or when issued trading market for our common stock, it must in doing so consider the prices in such market over the same period used in computing the closing sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the record date for such distribution.
          With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on the common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to one of our subsidiaries or other business units, where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off) on a national securities exchange or reasonably comparable non- U.S. equivalent, which is referred to herein as a “spin off,” the exercise price will be decreased based on the following formula:

R’ =	the exercise price in effect immediately after the end of the valuation period (as defined below);

R =	the exercise price in effect immediately prior to the end of the valuation period;

F =	the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period immediately following, and including, the effective date for the spin-off (such period, the “valuation period”); and

MP =	the average of the closing sale prices of our common stock over the valuation period.
          The adjustment to the exercise price under the preceding paragraph of this clause (3) will be made immediately after the close of business on the last day of the valuation period, but will be given effect as of the open of business on the effective date for the spin-off. For purposes of determining the exercise price in respect of any exercise during the 10 trading days commencing on the effective date for any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the effective date for such spin-off to, but excluding, the relevant determination date.
          For purposes of this clause (3), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than the average of the closing sale prices of our common stock for each trading day in the applicable 10 consecutive trading day period, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the board of directors.
          If, prior to a determination date, a record date for a spin-off has been set but the relevant dividend or distribution has not yet resulted in an adjustment to the exercise price and an exercising warrant holder is not entitled to participate in the dividend or distribution with respect to the shares of common stock such warrant holder receives upon exercise (whether because the warrant holder was not a holder of such shares of common stock on the effective date for such dividend or distribution or otherwise), then as promptly as practicable following the determination date, we will deliver to the warrant holder a number of additional shares of common stock that reflects the increase to the number of warrant shares deliverable as a result of the spin-off.
          (4) If we make a distribution to all or substantially all holders of our common stock consisting exclusively of cash, the exercise price shall be adjusted in accordance with the formula:

R’ =	the exercise price in effect immediately after the open of business on the record date for such distribution;

R =	the exercise price in effect immediately prior to the open of business on the record date for such distribution;

SP =	the average of the closing sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the record date for such distribution; and

C =	the amount in cash per share we distribute to holders of our common stock.
          The adjustment shall become effective immediately after the open of business on the record date with respect to the distribution.
          Notwithstanding the foregoing, if “C” as set forth above is equal to or greater than “SP” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that the warrant holder shall have the right to receive on the date on which the relevant cash dividend or distribution is distributed to holders of our common stock, the amount of cash the warrant holder would have received had the warrant holder owned a number of shares exercisable from the exercise price on the record date for such distribution. If such dividend or distribution is not so paid or made, the exercise price shall again be adjusted to be the exercise price that would then be in effect if such dividend or distribution had not been declared.
          (5) If we or any of our subsidiaries makes a payment to holders of the shares of our common stock in respect of a tender or exchange offer, other than an odd lot offer, by us or any of our subsidiaries for shares of our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the average of the closing sale prices over the 10 consecutive trading day period commencing on, and including the trading day immediately following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the exercise price shall be decreased based on the following formula:

R’ =	the exercise price in effect immediately after the open of business on the trading day immediately following the expiration date;

R =	the exercise price in effect immediately prior to the open of business on the trading day immediately following the expiration date;

F =	the aggregate fair market value, as determined by the board of directors, of all cash and other consideration payable in such tender or exchange offer for shares purchased in such tender or exchange offer, such value to be measured as of the expiration time of the tender or exchange offer (the “expiration time”);

OS =	the number of shares of common stock outstanding immediately prior to the expiration time (prior to giving effect to such tender offer or exchange offer);

OS’=	the number of shares of common stock outstanding immediately after the expiration time (after giving effect to such tender offer or exchange offer); and

SP =	the average of the closing sale prices of common stock over the 10 consecutive trading day period commencing on, and including, the trading day immediately following the expiration date.
          The adjustment to the exercise price under this clause (5) will be made immediately after the open of business on the 11th trading day following the expiration date but will be given effect at the open of business on the trading day following the expiration date. For purposes of determining the exercise price, in respect of any exercise during the 10 trading days commencing on the trading day immediately following the expiration date, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day following the expiration time to, but excluding, the relevant determination date.
          (6) If a make whole adjustment event (as defined below) occurs, and if a warrant holder elects to exercise a warrant in connection with such make whole adjustment event (any exercise during the period beginning with, and including, the effective date (as defined below) to, and including, the 30th scheduled trading day immediately following the effective date will be deemed to be “in connection with” such make whole adjustment event), we will decrease the exercise price by an amount (the “make whole decrease”) described in this clause (6).
          For purposes of this Section, a “make whole adjustment event” shall be deemed to have occurred at such time that any of the following events shall occur:
                    (i) any person becomes a beneficial owner (as defined below), directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise more than 50% of the total voting power of all shares of our capital stock that are entitled to vote generally in elections of directors, other than an acquisition by us or any of our subsidiaries or employee benefit plans;
                    (ii) we merge or consolidate with or into any other person (other than one of our subsidiaries), any merger of another person into us, or the we convey, sell, transfer or lease all or substantially all of its assets to another person (other than one of our subsidiaries), other than any transaction: (A) involving a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of our outstanding shares of common stock, or (B) which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;
                    (iii) our shareholders approve any plan or proposal for our liquidation or dissolution; or
                    (iv) a termination of trading (as defined below);
provided, however, that a make whole adjustment event shall not be deemed to have occurred if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger or consolidation otherwise constituting a make whole adjustment event under clause (i) and/or clause (ii) above consists of shares of common stock or American Depositary Receipts traded, in each case, on a U.S. national securities exchange, or will be so traded immediately following the merger or consolidation, and as a result of the merger or consolidation the warrants becomes convertible into such consideration.
          For purposes of this clause (6), (x) whether a person is a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the Exchange Act and (y) “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.
          For purposes of this clause (6), “termination of trading” means the common stock (or other common stock into which the warrants are then exercisable for) is neither listed nor approved for trading on a U.S. national securities exchange.
          We shall provide each holder not later than the effective date a notice describing the make whole adjustment event and the amount of the make whole decrease.
          The amount of the make whole decrease will be determined by reference to the table below and is based on the date on which such make whole adjustment event transaction occurs or becomes effective (the “effective date”) and the price (the “share price”) paid per share of our common stock in such make whole adjustment event. If the holders of our common stock receive only cash in the make whole adjustment event described in clause (ii) of the definition of make whole adjustment event, the share price shall be the cash amount paid per share of common stock. Otherwise, the share price shall be the average of the closing sale prices of the common stock on the ten consecutive trading days up to but excluding the effective date.
          The table below sets forth the share price paid per share for our common stock in the make whole adjustment event and the amount of the make whole decrease. The share prices set forth in the share price column of the table will be adjusted as of any date on which the exercise price is adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable exercise price as so adjusted and the denominator of which is the exercise price immediately prior to the adjustment giving rise to the share price adjustment.
Stock Price

Effective Date	$2.50	$3.50	$4.50	$5.50	$6.50	$7.50	$10.00	$12.50	$15.00	$17.50	$20.00
September 29, 2009	($3.86)	($3.50)	($3.23)	($3.01)	($2.83)	($2.68)	($2.40)	($2.20)	($2.06)	($1.95)	($1.86)
September 29, 2010	($3.75)	($3.36)	($3.05)	($2.81)	($2.62)	($2.46)	($2.16)	($1.95)	($1.80)	($1.69)	($1.60)
September 29, 2011	($3.63)	($3.20)	($2.86)	($2.60)	($2.39)	($2.21)	($1.89)	($1.68)	($1.52)	($1.41)	($1.33)
September 29, 2012	($3.51)	($3.02)	($2.65)	($2.36)	($2.12)	($1.94)	($1.60)	($1.37)	($1.22)	($1.11)	($1.04)
September 29, 2013	($3.38)	($2.84)	($2.42)	($2.09)	($1.83)	($1.63)	($1.27)	($1.05)	($0.91)	($0.81)	($0.74)
September 29, 2014	($3.25)	($2.63)	($2.15)	($1.78)	($1.50)	($1.28)	($0.91)	($0.70)	($0.58)	($0.49)	($0.44)
September 29, 2015	($3.13)	($2.40)	($1.85)	($1.43)	($1.12)	($0.89)	($0.53)	($0.36)	($0.27)	($0.22)	($0.19)
September 29, 2016	($3.03)	($2.16)	($1.48)	($0.99)	($0.66)	($0.44)	($0.17)	($0.08)	($0.05)	($0.04)	($0.04)
September 29, 2017	($3.00)	($2.00)	($1.00)	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
          If the exact share prices and effective dates are not set forth in the table, then: (i) if the share price is between two share price amounts in the table or the effective date is between two dates in the table, the make whole decrease upon exercise of the warrants will be determined by a straight-line interpolation between the amount of the make whole decrease set forth for the higher and lower share price amounts and the two effective dates in the table, based on a 365-day year; (ii) if the share price exceeds $20.00 per share, subject to adjustment as set forth herein, no make whole decrease will be made; and (iii) if the share price is less than $2.50 per share, subject to adjustment as set forth herein, no make whole decrease will be made.
     When No Adjustment Required
          No adjustment need be made as a result of: (a) the issuance of the rights pursuant to our adoption of a shareholders’ rights plan that provides that each share of common stock issued upon exercise of the Warrant at any time prior to the distribution of separate certificates representing rights will be entitled to receive the right (a “shareholders’ rights plan”); (b) the distribution of separate certificates representing the rights under a shareholders’ rights plan; (c) the exercise or redemption of the rights in accordance with any rights agreement under a shareholders’ rights plan; (d) the termination or invalidation of the rights under a shareholders’ rights plan; (e) upon the issuance of any shares of common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of ours and the investment of additional optional amounts in common stock under any plan; (f) upon the issuance of any shares of common stock or options or rights to purchase or be issued those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries; (g) ordinary course of business stock repurchases, including structured or derivative transactions pursuant to a stock repurchase program approved by the board of directors (but, for the avoidance of doubt, excluding transactions described in clause (5)); (h) upon the issuance of any shares of common stock or any securities convertible into, or exchangeable for shares of common stock, or the right to purchase shares of common stock or such convertible or exchangeable securities other than as described in clauses (2) or (3); or (i) for a change in the par value of common stock.
          If any event described in (a) through (d) occurs, the warrant holders will receive the rights upon exercise, unless, prior to any exercise, the rights have separated from the common stock. If the rights have separated, the exercise price will be decreased at the time of separation as provided by clause (2) or (3) under “—Conversion Rate Adjustments,” as applicable, subject to readjustment in the event of expiration, termination or redemption of such rights.
          Notwithstanding the foregoing, no adjustment need be made to the exercise price pursuant to clause (1), (2), (3), (4) or (5) under “—Conversion Rate Adjustments” if the warrant holders participate (as a result of holding a warrant, and at the same time as common stock holders participate), subject to notice of such participation to the warrant holders, in the transaction that would otherwise trigger the applicable adjustment, as if each warrant holder held a number of shares of common stock issuable upon exercise of the warrant held by such holder. No adjustment need be made if the common stock to be issued upon exercise will actually receive the consideration provided in, or be subject to, the transaction that would otherwise trigger the adjustment.
     Effect of Reclassification, Consolidation, Merger or Sale
          Upon the occurrence of (i) any reclassification of the outstanding shares of common stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination covered by clause (1) under “—Conversion Rate Adjustments”), (ii) any consolidation, merger, sale of all or substantially all of our assets (other than a sale of all or substantially all of our assets in a transaction in which the holders of common stock immediately prior to such transaction do not receive securities, cash or other assets of our company or any other person), (iii) a binding share exchange which reclassifies or changes the outstanding shares of common stock, or (iv) any sale or conveyance of all or substantially all of our property and to any other person, in each case as a result of which the holders of common stock shall be entitled to receive cash, securities or other property or assets with respect to or in exchange for such common stock (any such event, a “merger event”), then at the effective time of the merger event, the right to exercise a warrant will be changed into a right to exercise such warrant into the type and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock issuable upon exercise of such warrant immediately prior to such merger event would have owned or been entitled to receive (the “reference property”) upon such merger event. If the merger event causes the common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any for of shareholder election), the reference property to be received upon exercise will be deemed to be the weighted average of the types and amounts of reference property to be received by the holders of common stock that affirmatively make such election).
          If we consummate a merger event, we shall promptly provide notice to the warrant holders briefly describing the merger event and stating the type or amount of cash, securities, property or other assets that will comprise the reference property after any such merger event and any adjustment to be made with respect thereto.
          The above provisions shall similarly apply to successive merger events.
     Miscellaneous
          If adjustments to the exercise price under more than one of clause (1), (2), (3) or (4) under “—Conversion Rate Adjustments” are required, and the record dates (or, in the case of a spin-off, the effective date of such a spin-off) for the distributions giving rise to such adjustments shall occur on the same date, then such adjustments shall be made by applying, first, the provisions of clause (1), second, the provisions of clause (3), third, the provisions of clause (4) and, fourth, the provisions of clause (2).
          Upon each adjustment of the exercise price, each warrant outstanding prior to the making of the adjustment in the exercise price shall thereafter evidence the right to receive upon payment of the adjusted exercise price that number of shares of common stock (calculated to the nearest hundredth) obtained from the following formula:
where:

N’ =	the adjusted number of warrant shares issuable upon exercise of a warrant by payment of the adjusted exercise price.

N =	the number of warrant shares previously issuable upon exercise of a warrant by payment of the exercise price prior to adjustment.

E’ =	the adjusted exercise price.

E =	the exercise price prior to adjustment.
          Promptly after any adjustment of the exercise price or the number of warrant shares issuable hereunder, we shall give written notice thereof to the warrant holders, setting forth in reasonable detail the calculation of such adjustment.
          We shall give written notice to the warrant holders at least five (5) business days prior to the date on which we (a) close our books or take a record (i) with respect to any dividend or distribution on the common stock, (ii) with respect to any pro rata subscription offer to holders of common stock, (iii) with respect to any pro rata redemption or similar offer to holders of the common stock or (iv) for determining rights to vote with respect to any merger event, dissolution or liquidation or (b) enter into any transaction that will result in an adjustment of the exercise price or the number of warrant shares issuable hereunder.
Transferability
          No holder of warrants or warrant shares that is subject to our then-applicable insider trading policy may transfer any of such securities except to the extent permitted under such trading policy.
Reservation of Stock
          We will at all times reserve and keep available, free from preemptive rights, solely for issuance and delivery upon the exercise of the warrants, such number of shares of common stock as from time to time shall be issuable upon the exercise of the warrants.
Amendments; Waiver
          No amendment, modification, termination or waiver of any provision of a warrant, and no consent to any departure from any provision of the warrant, shall be effective unless it shall be in writing and signed and delivered by us and the holder of such warrant, and then it shall be effective only in the specific instance and for the specific purpose for which it was given.
Governing Law
          The warrants are governed by the laws of the State of New York.

REGISTRATION RIGHTS
          The following description is a summary of the material provisions of the registration rights agreement that we entered into with KKR, which we refer to as the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the registration rights agreement, including the definitions of certain terms used in such agreement. Wherever particular provisions or defined terms of the registration rights agreement are referred to, these provisions or defined terms are incorporated in this prospectus by reference.
          As used in this “Registration Rights” section, references to “Kodak,” “we,” “our” or “us” refer solely to Eastman Kodak Company and not to our subsidiaries or the selling securityholders.
          Pursuant to the registration rights agreement, we agreed that we would, at our expense, register with the SEC the resale of the registrable securities. When we use the term “registrable securities” in this section, we are referring to (i) the notes that were issued concurrently with the warrants (the “2017 notes”), (ii) the warrants, (iii) the common stock issued or issuable upon exercise of the warrants, (iv) shares of our common stock sold short to hedge the exposure of a hedging contract counterparty to the hedging contract to which such counterparty is a party, and (v) any securities issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend, stock split, recapitalization or other distribution with respect to, or in exchange for, or in replacement of, the warrants and warrant shares. This prospectus supplement has been filed to meet certain of our obligations under the registration rights agreement with respect to the registrable securities described in (ii) through (v) above. The term “registrable securities” excludes any securities (i) sold or exchanged by a person pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144 promulgated thereunder, (ii) which (A) are eligible to be sold by the holder thereof without any volume or manner of sale restrictions under the Securities Act under Rule 144 promulgated thereunder, (b) bear no legends restricting the transfer thereof and (C) bear an unrestricted CUSIP number (if in global form) or (iii) that cease to be outstanding.
          If we are required to file an additional registration statement to cover the resale of the registrable securities, we agreed that we would use our commercially reasonable efforts to cause such registration statement to be filed on or prior to the 30th day following the date we first know, or reasonably should have known, that such additional registration statement is required and, if we are not at the time of filing a “well known seasoned issuer” (as defined in Rule 405 of the Securities Act, cause such registration statement to become effective the earlier of (i) on or before the 90th day following filing and (ii) the fifth trading day following the date on which we are notified by the SEC that such additional registration statement will not be reviewed, or is no longer subject to review, by the SEC.
          Upon notice to the holders of registrable securities (which notice shall not state the reason therefor), without incurring or accruing any obligation to pay any special payments described below, we may suspend the use or the effectiveness of the registration statement to which this prospectus supplement relates, or extend the time period in which we are required to file an additional registration statement, for up to 60 consecutive days and up to 100 days in the aggregate, in any 365-day period (a “suspension period”) if our board of directors determines that there is a valid business purpose for suspension of such registration statement, including, without limitation, plans for a registered public offering, an acquisition or other proposed or pending corporate developments and similar events.
          If we exercise our rights under the preceding paragraph, the holders of registrable securities must suspend, immediately upon their receipt of such notice, their use of this prospectus supplement in connection with any sale or offer to sell registrable securities and not to sell any registrable securities pursuant thereto until the holders have been advised in writing by us that the prospectus supplement may be used. Holders of registrable securities are required by the terms of the registration rights agreement to keep confidential the fact of the delivery of the suspension notice except as required by applicable law.
          If (i) we fail to timely file any registration statement, (ii) if a registration statement is not declared effective by the SEC or does not otherwise become effective on or prior to its required effectiveness date, or (iii) after its effective date, such registration statement ceases for any reason to be effective and available as to all registrable securities to which we are required to cover at any time prior to the termination of the registration rights agreement (in each case, except as specifically permitted herein with respect to any applicable suspension period) (any such failure or breach being referred to as a “registration default”), then, during the period in which we are in default with respect to such obligations we will pay a special payment (collectively, “special payments”) to holders of 2017 notes in respect of each 2017 note that is a registrable security, in an amount equal to 0.50% per annum of the principal amount of such note. Special payments shall accrue from the applicable date on which we default on our registration obligations until all registration defaults have been cured and shall be payable semi-annually in arrears on each April 1 and October 1 following the applicable registration default date to the record holder of the applicable security on the date that is 15 days prior to such payment date, until paid in full. Special payments payable in respect of any registration default period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Special payments shall be payable only with respect to a single registration default at any given time, notwithstanding the fact that multiple registration defaults may have occurred and be continuing. The obligation to make special payments is a joint and several obligation of ours and our subsidiaries that guarantee our obligations under the 2017 notes.
          A holder who elects to sell registrable securities pursuant to the shelf registration statement of which this prospectus is a part will be required to:
•	be named as a selling securityholder in this prospectus supplement;

•	deliver this prospectus supplement and the accompanying prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.
                  Under the registration rights agreement we will:
•	pay all customary fees and expenses of related to the registration of the sale of the registrable securities;

•	provide each beneficial holder copies of this prospectus supplement and the accompanying prospectus;

•	notify holders when a prospectus supplement or post-effective amendment to the registration statement related to prospectus supplement is filed with the SEC, when the SEC notifies us that there will be a review of any registration statement related to the registrable securities, when a registration statement related to the registrable securities has become effective and other actions by U.S. federal or state securities regulators that may adversely affect your ability to sell registrable securities; and

•	take other reasonable actions as are legally required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
          The following is a summary of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of our common stock and warrants issued pursuant to this offering. This discussion is not a complete analysis of all of the potential U.S. federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.
          This discussion is limited to holders who purchase our common stock and warrants issued pursuant to this offering and who hold our common stock and warrants as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:
•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	“S” corporations, partnerships or other pass-through entities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	taxpayers subject to the alternative minimum tax;

•	regulated investment companies and real estate investment trusts;

•	broker-dealers or dealers in securities or currencies;

•	U.S. expatriates and certain former citizens or long-term residents of the U.S.;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that own, or have owned, actually or constructively, more than 5% of our common stock;

•	persons that hold our stock as a position in a “straddle,” or as part of a synthetic security or “hedge,” “conversion transaction,” “constructive sale” or other integrated investment; or

•	U.S. holders (as defined below) that have a “functional currency” other than the U.S. dollar.
          PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK AND WARRANTS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.
          For purposes of this discussion, a “U.S. holder” is a beneficial owner of common stock or warrants that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the U.S.;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
          The term “non-U.S. holder” means a beneficial owner of common stock or warrants (other than a partnership) that is not a U.S. holder.
Summary of Tax Consequences with Respect to our Common Stock
     U.S. Holders
          Distributions on Our Common Stock. If we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current earnings and profits for that taxable year or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any such dividends will be eligible for the dividends-received deduction if received by an otherwise qualifying corporate U.S. holder that meets certain holding period and other requirements for the dividends-received deduction. For tax years beginning before 2011, noncorporate U.S. holders that received dividends on our common stock are eligible for a reduced rate of taxation if certain requirements are satisfied. Any distributions on our common stock in excess of our current and accumulated earnings and profits will first be applied to reduce the U.S. holder’s tax basis in the common stock, and any amount in excess of the U.S. holder’s tax basis will be treated as gain from the sale or exchange of the U.S. holder’s common stock as described below.
          Adjustments to the Number of Shares Underlying the Warrants and/or Exercise Price of the Warrants. Certain adjustments to, or failure to adjust, the number of shares underlying the warrants and/or exercise price of the warrants may cause holders of common stock to be treated as having received a distribution on the common stock, to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in our company. Such a distribution would be taxable to holders as a dividend, return of capital or capital gain generally in accordance with rules discussed above under “—Distributions on Our Common Stock.”
          Sale, Exchange or Other Disposition of Our Common Stock. Upon a sale, exchange or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash and the fair market value of other property received, and (ii) the U.S. holder’s adjusted tax basis in the shares. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period with respect to such shares is more than one year at the time of the sale or other taxable disposition. Non-corporate U.S. holders may be eligible for reduced rates of taxation on long-term capital gains. The deductibility of capital losses is subject to certain limitations.
          Backup Withholding and Information Reporting. Information returns may be filed with the IRS in connection with payments or deemed payments of dividends on the common stock and the proceeds from a sale or other disposition of the common stock. A U.S. holder will not be subject to backup withholding tax on these payments if the holder provides its taxpayer identification number to the paying agent and complies with certain certification procedures or otherwise establishes an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. holder generally will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is furnished to the IRS.
     Non-U.S. Holders
          Dividends and Adjustments to the Number of Shares Underlying the Warrants and/or Exercise Price of the Warrants. Dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. Certain adjustments to, or failure to adjust, the number of shares underlying the warrants and/or exercise price of the warrants may cause holders of common stock to be treated as having received a distribution on the common stock, to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in our company. Any such deemed distribution would be subject to withholding tax to the same extent as an actual distribution.
          To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a validly completed IRS Form W-8BEN (or applicable successor form) certifying, under penalty of perjury, such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of the dividend and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States and dividends paid on the common stock are effectively connected with such non-U.S. holder’s United States trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a validly completed IRS Form W-8ECI (or applicable successor form).
          Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s United States trade or business (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment maintained by the non U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax treaties that may provide for different rules.
          Sale, Exchange or Other Disposition of Our Common Stock. Subject to the discussion below regarding backup withholding, a non- U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock, unless:
•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests.
          Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax treaties that may provide for different rules.
          Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States) provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
          With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests, there can be no assurance that we are not a USRPHC or will not become one in the future. Even if we are or become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to tax as a sale of a United States real property interests if such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually or constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or exchange or the non-U.S. holder’s holding period for such stock. Our common stock currently is “regularly traded” on an established securities market, although we cannot guarantee that it will be so traded in the future. If gain on the sale or other taxable disposition of our stock were subject to taxation under the exception described in the third bullet point above, the non-U.S. holder would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a U.S. person (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).
          Backup Withholding and Information Reporting. Information returns may be filed with the IRS in connection with the payment or deemed payment of dividends on our common stock and the proceeds from a sale or other disposition of our common stock. A non-U.S. holder may be subject to U.S. backup withholding on these payments unless the holder complies with certification procedures to establish an exemption from backup withholding. The amount of any backup withholding from a payment to a non-U.S. holder generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.
Summary of Tax Consequences with Respect to the Warrants
     U.S. Holders
          Exercise of Warrants. If a U.S. holder exercises a warrant with cash, a U.S. holder will not be required to recognize income, gain or loss and the U.S. holder’s tax basis in common stock received upon the exercise will equal the sum of (i) the U.S. holder’s adjusted tax basis in the warrant at the time of exercise and (ii) the exercise price of the warrant (reduced by any tax basis allocable to a fractional share). The U.S. holder’s holding period in the shares received under a cash exercise will commence on the day after the U.S. holder exercises the warrant and will not include the period during which the U.S. holder held the warrant. If a U.S. holder receives any cash in lieu of a fractional share of common stock, the rules described below under “—Sale or Other Disposition of Warrants” will apply with respect to portion of the warrants that correspond to the fractional share.
          Under certain circumstances, a U.S. holder may exercise its warrants through a cashless exercise. In such a case, the tax consequences are not entirely clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a taxable exchange or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s tax basis in the common stock received would equal the U.S. holder’s tax basis in the warrant and the holding period of the common stock would include the holding period of the warrant. If a cashless exercise were treated as neither a taxable exchange nor as a recapitalization, a U.S. holder’s holding period in the common stock would commence on the date after the date of exercise (but possibly may begin on the date of exercise) of the warrant.
          It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would be deemed to have surrendered a number of warrants having a fair market value equal to the exercise price for the number of warrants deemed exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between such fair market value and the U.S. holder’s tax basis in such warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the common stock received would equal the sum of such fair market value and the U.S. holder’s tax basis in the remaining warrants exercised. A U.S. holder’s holding period for the common stock would commence on the date following the date of exercise of the warrant.
          Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of warrants.
          The tax consequences of holding and disposing of common shares acquired on exercise of a warrant are described under “—Summary of Tax Consequences with Respect to Our Common Stock” above.
          Lapse of Warrants. If a warrant expires without being exercised, a U.S. holder generally will recognize a capital loss in an amount equal to its tax basis in the warrant, subject to possible loss disallowance rules that may be applicable to U.S. holders that are treated as related to us. Such loss will be long-term capital loss if, at the time of the expiration, the Warrant has been held by the U.S. holder for more than one year. In addition, the deductibility of capital losses is subject to various limitations.
          Sale or Other Taxable Disposition of Warrants. Upon a sale or other taxable disposition of a warrant other than by exercise as described above, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash and the fair market value of other property received and (ii) the holder’s adjusted tax basis in the warrant. Any capital gain or loss recognized will be long- term capital gain or loss if the holder’s holding period for the warrant is more than one year at the time of such disposition. Non-corporate U.S. holders may be eligible for reduced rates of taxation on long-term capital gains. The deductibility of capital losses is subject to certain limitations.
          Adjustments to the Number of Shares Underlying the Warrants and/or Exercise Price of the Warrants. Certain adjustments to, or failure to adjust, the number of shares underlying the warrants and/or exercise price of the warrants may cause holders of warrants to be treated as having received a distribution on the warrants, to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in our company. Such a distribution would be taxable as a dividend, return of capital or capital gain in accordance with rules discussed above under “—Summary of Tax Consequences with Respect to Our Common Stock —U.S. Holders — Distributions”.
          Backup Withholding and Information Reporting. Information returns may be filed with the IRS in connection with deemed payments of dividends on our warrants and the proceeds from a sale or other disposition of the warrants. A U.S. holder will not be subject to backup withholding tax on these payments if the holder provides its taxpayer identification number to the paying agent and complies with certain certification procedures or otherwise establishes an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. holder generally will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is furnished to the IRS.
     Non-U.S. Holders
          Adjustments to the Number of Shares Underlying the Warrants and/or Exercise Price of the Warrants. Certain adjustments to, or failure to adjust, the number of shares underlying the warrants and/or exercise price of the warrants may cause holders of warrants to be treated as having received a distribution on the warrants, to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in our company. Any such deemed distribution would be subject to withholding tax to the same extent as an actual distribution.
          Exercise or Sale of Warrants. Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange, redemption or other taxable disposition of a warrant (including any gain potentially recognizable on a cashless exercise) unless:
•	such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•	we are or have been a USRPHC for U.S. federal income tax purposes.
          Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax treaties that may provide for different rules.
          Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States) provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
          With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests, there can be no assurance that we are not a USRPHC or will not become one in the future. If, however, we are or were to become a USRPHC, the United States federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of warrants by a non-U.S. holder if the aggregate fair market value of the interests in us, including the warrants, treated as held by such non-U.S. holder is less than or equal to the fair market value of 5% of the shares of the regularly-traded class of our stock with the lowest fair market value, determined as of the date that such non-U.S. holder acquires our warrants. If the warrants were to be treated as regularly traded on an established securities market, such 5% test would be applied with respect to such warrants. No assurance can be given that we will not become a USRPHC, or that the warrants will be considered regularly traded, when a non-U.S. holder sells its warrants.
          Information Reporting. Information returns may be filed with the IRS in connection with deemed payments of dividends on our warrants and the proceeds from a sale or other disposition of the warrants. A non-U.S. holder may be subject to U.S. backup withholding on these payments unless the holder complies with certification procedures to establish an exemption from backup withholding. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.
Proposed Legislation
          President Obama and members of Congress have made proposals that, if enacted in their current form, would substantially revise some of the rules discussed above, including with respect to certification requirements and information reporting. In the event of non-compliance with the revised certification requirements, withholding tax could be imposed on payments to U.S. holders who own warrants or common stock through foreign accounts or foreign intermediaries or certain non-U.S. holders of dividends or sales proceeds. It cannot be predicted whether, or in what form, these proposals will be enacted. Prospective investors should consult their own tax advisers regarding these proposals.

PLAN OF DISTRIBUTION
          The holders of Securities (defined below) selling or otherwise disposing of such Securities pursuant hereto (the “selling securityholders”) and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their warrants or warrant shares (collectively “Securities”) or interests in Securities on any stock exchange, market or trading facility on which the Securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling securityholders may use one or more of the following methods when disposing of the Securities or interests therein:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales entered into after the effective date of the registration statement of which this prospectus supplement is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such Securities at a stipulated price per share;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.
          The selling securityholders may also sell Securities under Rule 144 under the Securities Act, if available, rather than under this prospectus supplement.
          Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of Securities, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
          The selling securityholders may from time to time pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Securities from time to time under this prospectus supplement, or under a prospectus supplement under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus supplement.
          Upon our being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a prospectus supplement will be filed, if required, pursuant to

Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of Securities involved, (iii) the price at which such Securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus supplement, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling securityholder that a donee or pledge intends to sell more than 500 Securities, a prospectus supplement will be filed if then required in accordance with applicable securities law.
          The selling securityholders also may transfer the Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus supplement.
          In connection with the sale of Securities or interests in Securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling securityholders may also sell our common stock short and deliver warrant shares to close out their short positions, or loan or pledge warrant shares to broker-dealers that in turn may sell such warrant shares. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Securities offered by this prospectus, which Securities such broker-dealer or other financial institution may resell pursuant to this prospectus supplement (as supplemented or amended to reflect such transaction).
          The selling securityholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus supplement to third parties in privately negotiated transactions. If the applicable offering document so indicates, in connection with those derivatives, the third parties may sell warrants or warrant shares covered by this prospectus supplement and the applicable offering document, including in short sale transactions. If so, the third party may use Securities pledged by the selling securityholders or borrowed from the selling securityholders or others to settle those sales or to close out any related open borrowings of stock, and may use Securities received from the selling securityholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus supplement, will be identified in the applicable offering document (or a post-effective amendment).
          We are required to comply with Regulation M promulgated under the Exchange Act during such time as we may be engaged in a distribution of the Securities, which may affect the marketability of the Securities.
          We are required to pay all fees and expenses incident to the registration of the Securities. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

LEGAL MATTERS
          The validity of the securities offered hereby will be passed upon for us by Day Pitney LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, New York, New York.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-888-SEC-0330. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 100 F Street N.E., Washington, D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.
          Our SEC filings are also available to the public from our website at www.kodak.com. Information on our website is not incorporated by reference herein and is not otherwise intended to be part of this prospectus supplement or the accompanying prospectus. You may also obtain these documents by requesting them in writing or by telephone from us at:
Eastman Kodak Company
343 State Street
Rochester, New York 14650
(585) 724-4000
Attention: Investor Relations
          You should rely only on the information contained or incorporated by reference in this prospectus supplement. Neither we nor any of the selling securityholders has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any of the selling securityholders is making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement is accurate only as of the date hereof, regardless of the time of delivery of this prospectus supplement or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.
INCORPORATION BY REFERENCE
          The SEC allows us to “incorporate by reference” into this prospectus supplement the information we filed with it. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement. We incorporate by reference the document listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) and any future filings made by us with the SEC (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:
          1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (certain information contained in such Annual Report on Form 10-K, including the consolidated financial statements, have been superseded by information filed under Item 8.01 in the Current Report on Form 8-K filed on January 28, 2010), filed on February 27, 2009;
          2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, filed on April 30, 2009, July 30, 2009 and October 29, 2009 (certain information contained in the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, including the consolidated financial statements, have been superseded by information filed under Item 8.01 in the Current Report on Form 8-K filed on January 28, 2010), respectively; and
          3. Our Current Reports on Form 8-K filed on January 29, 2009 (only with respect to information filed and not with respect to Exhibit 99.1 or Exhibit 99.2 to the Current Report on Form 8-K first filed on such date), February 4, 2009, March 2, 2009, March 24, 2009, April 3, 2009, April 30, 2009 (only with respect to information filed and not with respect to Exhibit 99.1 to the Current Report on Form 8-K first filed on such date), June 1, 2009 (as amended on June 22, 2009), June 18, 2009, June 29, 2009, July 30, 2009 (only with respect to information filed and not with respect to Exhibit 99.1), September 16, 2009, September 17, 2009 (only with respect to information filed and not with respect to the portions of Exhibit 99.1 of the second Current Report on Form 8-K filed on such date which is deemed furnished pursuant to Item 7.01 of Form 8-K), September 18, 2009 (only the second Current Report on Form 8-K filed on such date), September 23, 2009, September 30, 2009, October 29, 2009, October 29, 2009 (only with respect to information filed and not with respect to Exhibit 99.1), December 4, 2009, December 23, 2009, January 11, 2010 and January 28, 2010 (only with respect to information filed and not with respect to Exhibit 99.1 or 99.2 of the Current Report on Form 8-K first filed on such date).
          Any statements made in a document incorporated by reference into this prospectus supplement is deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement in this prospectus supplement or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus supplement is deemed to be modified or superseded to the extent that a statement in any subsequently filed document, which is incorporated by reference into this prospectus supplement, modifies or supersedes such statement.
          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Eastman Kodak Company
343 State Street
Rochester, New York 14650
(585) 724-4000
Attention: Investor Relations

EASTMAN KODAK COMPANY
Debt Securities
Common Stock
Preferred Stock
Warrants
Guarantees
     We, or selling security holders, may offer from time to time, in one or more offerings, debt securities, common stock, preferred stock, warrants, guarantees of our debt securities or any combination thereof. The debt securities, preferred stock and warrants may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of our company. We will provide the specific terms of any offering of these securities in a supplement to this prospectus.
     This prospectus may not be used to sell securities unless accompanied by a prospectus supplement which will describe the method and terms of the related offering. The prospectus supplement will also describe the specific manner in which we will offer these securities and may also add to, update or change information contained in the prospectus. We urge you to carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you make your investment decision.
     Our common stock is listed on the New York Stock Exchange under the symbol “EK.” On January 27, 2010, the last reported sale price for our common stock was $4.75 per share. We do not expect our warrants or debt securities to be listed on any securities exchange or over-the-counter market.
     See “Risk Factors” on page 3 of this prospectus and any risk factors section contained in the applicable prospectus supplement or any related free writing prospectus and under similar headings in the documents we incorporate by reference with this prospectus to read about factors you should consider before investing in these securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
     We, or selling security holders, may sell the securities to or through one or more underwriters, through dealers or agents, or through a combination of these methods on an immediate, continuous or delayed basis. If any underwriters, agents or dealers are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts.

The date of this prospectus is January 28, 2010.

     This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.

-i-

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we, or selling security holders, may sell any combination of the securities described in this prospectus in one or more offerings at any time and from time to time.
     This prospectus provides you with a general description of the securities we or selling security holders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.
     The prospectus supplement to be attached to the front of this prospectus may describe, as applicable, the terms of the securities offered, the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of these securities.
     You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the cover of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.
     The terms the “Company,” “we,” “us,” “our” and “Kodak” as used in this prospectus refer to Eastman Kodak Company and its subsidiaries. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.
THE COMPANY
     Eastman Kodak Company is the world’s foremost imaging innovator, providing imaging technology products and services to the photographic and graphic communications markets.
     Kodak was founded by George Eastman in 1880 and incorporated in 1901 in the State of New Jersey. The Company is headquartered in Rochester, New York. Our executive offices are located at 343 State Street, Rochester, New York 14650, and our telephone number is (585) 724-4000. Information about the Company is available on the internet at www.kodak.com. We have not incorporated by reference into this prospectus the information on our website and it is not part of this prospectus.
THE GUARANTORS
     Certain of the debt securities offered hereby will be guaranteed by each of the existing and future wholly-owned direct and indirect domestic restricted subsidiaries of Eastman Kodak Company (subject to certain limitations), which we refer to as the guarantors. If in the future there are additional guarantors, we will amend this registration statement to include such additional guarantors. The current guarantors, along with brief descriptions of their business activities, are listed below.

Guarantor	Description

• Creo Manufacturing America LLC	Dormant

• Eastman Gelatine Corporation	Manufacturer of gelatine used in the production of film base

• Eastman Kodak International Capital Company, Inc.	Holding company that owns certain foreign indirect subsidiaries of Eastman Kodak Company

• Far East Development Ltd.	Receives service charges related to the domestic operations of Eastman Kodak Company and its subsidiaries

• FPC Inc.	Indirect subsidiary of Eastman Kodak Company that disposes of and recycles motion picture film products

• Kodak Americas, Ltd.	Holding company that owns certain foreign indirect subsidiaries of Eastman Kodak Company in Latin America

• Kodak Aviation Leasing LLC	Leases aircraft used in the business operations of Eastman Kodak Company and its subsidiaries

• Kodak Imaging Network, Inc.	Owns and operates Eastman Kodak Company’s online photography service, offering digital and film processing services, photographic print production and online storage of photographs

• Kodak (Near East), Inc.	Holding company that owns and operates certain foreign indirect subsidiaries of Eastman Kodak Company in eastern Europe and the Middle East

• Kodak Philippines, Ltd.	Holding company that owns and operates a foreign indirect subsidiary of Eastman Kodak Company in The Philippines

• Kodak Portuguesa Limited	Holding company that owns and operates a foreign indirect subsidiary of Eastman Kodak Company in Portugal

• Kodak Realty, Inc.	Provides communications and real estate services for Eastman Kodak Company and its subsidiaries

• Laser Edit, Inc.	Indirect subsidiary of Eastman Kodak Company that provides post-production services to the television and motion picture industries

Guarantor	Description

• Laser-Pacific Media Corporation	Holding company that owns certain domestic indirect subsidiaries of Eastman Kodak Company engaged in businesses related to the television and motion picture industries

• NPEC Inc.	Manages Eastman Kodak Company’s monitoring and remediation activities related to its environmental exposures

• Pacific Video, Inc.	Indirect subsidiary of Eastman Kodak Company that provides post-production services to the television and motion picture industries

• Pakon, Inc.	No current operations or assets

• Qualex Inc.	Provides photographic services to domestic shopping centers, major theme parks and family vacation destinations
     The relevant prospectus supplement will specify, as applicable, that the debt securities offered thereby are guaranteed by the guarantors.
RECENT DEVELOPMENTS
     On January 28, 2010, we announced our preliminary 2009 fourth quarter and full year unaudited financial results. For the fourth quarter of 2009, we reported earnings from continuing operations of $430 million, or diluted earnings per share of $1.36 and net income of $444 million, or diluted earnings per share of $1.40. Fourth-quarter net sales were $2.582 billion, a 6% increase from the year-ago quarter. For full-year 2009, we reported a loss from continuing operations of $232 million, or a diluted loss per share of $0.87 and a net loss of $209 million, or a diluted loss per share of $0.78. Full-year net sales totaled $7.606 billion, a 19% decline from 2008. Audited financial statements as of and for the year ended December 31, 2009 will be included in our Annual Report on Form 10-K to be filed with the SEC. Our audited results may be different than the preliminary results set forth above.
     The preliminary financial data included in this registration statement has been prepared by and is the responsibility of Eastman Kodak Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.
RISK FACTORS
     Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings we make with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.
FORWARD LOOKING STATEMENTS
     Certain statements in this prospectus and the documents we incorporate by reference may be forward-looking in nature, or “forward-looking statements” as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to our expectations regarding the following are forward-looking statements: revenue; revenue growth; earnings; cash generation; increased demand for our products, including commercial printing products, digital cameras and devices; new product introductions; potential revenue, cash and earnings from intellectual property licensing; liquidity and benefits costs.

     Actual results may differ from those expressed or implied in forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks, uncertainties, assumptions and factors specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, September 30, 2009 and the 8-K filed on September 16, 2009 under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Cautionary Statement Pursuant to Safe Harbor Provisions the Private Litigation Reform Act of 1995” and in other filings we make with the SEC from time to time. We caution readers to carefully consider such factors. Many of these factors are beyond our control. In addition, any forward-looking statements represent our estimates only as of the date they are made, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
     Any forward-looking statements in this report should be evaluated in light of the factors and uncertainties referenced above and should not be unduly relied upon.
     The prospective financial information contained in the Company’s Current Report on Form 8-K filed on February 4, 2009 and incorporated by reference in this registration statement has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to such prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this registration statement relates to the Company’s historical information. It does not extend to the prospective financial information and should not be read to do so.
USE OF PROCEEDS
     Unless otherwise indicated in the applicable prospectus supplement or free writing prospectus, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus and any applicable prospectus supplement or free writing prospectus will be used for general corporate purposes. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that purpose in the applicable prospectus supplement and/or free writing prospectus. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal Year Ended					Nine Months Ended
	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005	December 31, 2004	September 30, 2009

Ratio of earnings to fixed charges(1)	N/A	N/A	N/A	N/A	N/A	N/A

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes and before income or loss from equity investments, plus (a) fixed charges, (b) amortization of capitalized interest, (c) distributed income of equity investees and (d) share of pre-tax loss of equity investees for which charges arising from guarantees are included in fixed charges, less (a) interest capitalized and (b) the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense, the interest component of rental expense, and capitalized interest. (The interest portion of rental expense is assumed to approximate one-third of rental expense.) Earnings were inadequate to cover fixed charges by $875 million, $251 million, $549 million, $1,204 million and $635 million for the fiscal years ended December 31, 2008, December 31, 2007, December 31, 2006, December 31, 2005 and December 31, 2004, respectively, and by $604 million for the nine months ended September 30, 2009.

DESCRIPTION OF THE SECURITIES
     We may issue from time to time, in one or more offerings, the following securities:

•	debt securities, which may be senior or subordinated, and which may be convertible into our common stock or preferred stock or be non-convertible;

•	shares of common stock;

•	shares of preferred stock;

•	warrants exercisable for debt securities, common stock or preferred stock; and

•	guarantees of debt securities.

     We will set forth in the applicable prospectus supplement or free writing prospectus a description of the debt securities, preferred stock, warrants and/or guarantees that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the applicable prospectus supplement, and other offering material, relating to such offer.
     The following is a brief description of our common stock:
Dividend Rights
     Each share of our common stock ranks equally with all other shares of our common stock with respect to dividends. Dividends may be declared by our board of directors and paid by us at such times as the board of directors determines, all pursuant to the provisions of the New Jersey Business Corporation Act.
Voting Rights
     Each holder of our common stock is entitled to one vote per share. Our common stock does not have cumulative voting rights. Holders of our common stock are entitled to vote on all matters requiring shareholder approval under New Jersey law and our amended and restated certificate of incorporation and amended and restated bylaws, and to elect the members of the board of directors.
Liquidation Rights
     Holders of our common stock are entitled to receive all assets that remain after payment to creditors and holders of preferred stock.
Preemptive or Other Rights
     Holders of our common stock are not entitled to preemptive rights. There are no provisions for redemption, conversion rights, sinking funds, or liability for further calls or assessments by us with respect to our common stock.
Anti-Takeover Protection
     Under the New Jersey Shareholders Protection Act, shareholders owning 10% or more of the voting power of some New Jersey corporations, including us, are prohibited from engaging in mergers or other business combination transactions with the corporation for a period of five years, or longer in some circumstances, after the shareholder first acquired at least 10% of the voting power. These restrictions are subject to important exceptions.
Transfer Agent and Registrar
     Equiserve Trust Company, N.A. serves as the registrar and transfer agent for our common stock.
Stock Exchange Listing
     Our common stock is listed on the New York Stock Exchange. The trading symbol for our common stock on this exchange is “EK.”
SELLING SECURITY HOLDERS
     Selling security holders may use this prospectus in connection with resales of securities. The applicable prospectus supplement, post-effective amendment or other filings we make with the SEC under the Securities Exchange Act of 1934, as amended, will identify the selling security holders, the terms of the securities and the transaction in which the selling security holders acquired the securities, indicate the nature of any relationship such holders have had with us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering. Selling security holders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commission under the Securities Act of 1933, as amended. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling security holders.

LEGAL MATTERS
     In connection with offerings of particular securities in the future, and if stated in the appropriate prospectus supplement, the validity of the securities offered pursuant to this prospectus and any prospectus supplement will be passed upon for us by Joyce P. Haag, Esquire, General Counsel and Senior Vice President of the Company, Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California and Day Pitney LLP.
EXPERTS
      The financial statements incorporated in this Prospectus by reference to Eastman Kodak Company’s Current Report on Form 8-K dated January 28, 2010 and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Eastman Kodak Company for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference into this prospectus from the date we file the document containing such information. Except to the extent furnished and not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the SEC rules, we incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus until the completion of the offering in the relevant prospectus supplement to which this prospectus relates or this offering is terminated.
     The documents we incorporate by reference into this prospectus are:
     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (certain information contained in such Annual Report on Form 10-K, including the consolidated financial statements, have been superseded by information filed under Item 8.01 in the Current Report on Form 8-K filed on January 28, 2010), filed on February 27, 2009, including portions of our Proxy Statement for our 2009 Annual Meeting of Stockholders held on May 13, 2009 to the extent specifically incorporated by reference into such Form 10-K;
     2. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, filed on April 30, 2009, June 30, 2009, filed on July 30, 2009, and September 30, 2009, filed on October 29, 2009 (certain information contained in the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, including the consolidated financial statements, have been superseded by information filed under Item 8.01 in the Current Report on Form 8-K filed on January 28, 2010); and
     3. Our Current Reports on Form 8-K filed on January 29, 2009 (only with respect to information filed and not with respect to Exhibit 99.1 or Exhibit 99.2 to the Current Report on Form 8-K first filed on such date), February 4, 2009, March 2, 2009, March 24, 2009, April 3, 2009, April 30, 2009 (only with respect to information filed and not with respect to Exhibit 99.1 to the Current Report on Form 8-K first filed on such date), June 1, 2009 (as amended on June 22, 2009), June 18, 2009, June 29, 2009, July 30, 2009, (only with respect to information filed and not with respect to Exhibit 99.1), September 16, 2009, September 17, 2009 (only with respect to information filed and not with respect to the portions of Exhibit 99.1 of the second Current Report on Form 8-K filed on such date which is deemed furnished pursuant to Item 7.01 of Form 8-K), September 18, 2009 (only the second Current Report on Form 8-K filed on such date), September 23, 2009, September 30, 2009, October 29, 2009 (only with respect to information filed and not with respect to Exhibit 99.1), December 4, 2009, December 23, 2009, January 11, 2010 and January 28, 2010 (only with respect to information filed and not with respect to Exhibit 99.1 or 99.2 of the Current Report on Form 8-K first filed on such date).

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Eastman Kodak Company
343 State Street
Rochester, New York 14650
(585) 724-5492
Attention: Office of the Corporate Secretary
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Securities Exchange Act of 1934. We therefore file periodic reports, current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operations of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.
     Our Internet address is www.kodak.com (which is not intended to be an active hyperlink in this prospectus). We make available, free of charge, through our Internet website copies of our recent filings with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Information contained on our website is not incorporated by reference to this prospectus.

EASTMAN KODAK COMPANY
Debt Securities
Common Stock
Preferred Stock
Warrants
Guarantees

PROSPECTUS

January 28, 2010